InnerWorkings Updates Full Year 2013 Guidance and Previews First Quarter Results

Largest Customer’s Asset Sale Results in Significant Reduction in Scope of Work; Company Also Announces Acquisition of DB Studios

CHICAGO—April 16, 2013—InnerWorkings (NASDAQ: INWK), a leading global marketing supply chain company, today announced revised full year guidance and previewed first quarter 2013 results.

Full year 2013 revenue guidance has been adjusted to $900 to $930 million, an increase of 13 to 17% over the prior year. Full year 2013 diluted GAAP earnings per share guidance has been adjusted to a range of $0.45 to $0.50, an increase of 10 to 22% over the prior year’s adjusted diluted earnings per share of $0.41. This compares to the previous full year revenue guidance of $930 to $960 million and diluted GAAP earnings per share guidance of $0.57 to $0.61.

These full year estimates reflect a change in control at a large retail client, resulting in the decision to redirect a significant portion of work to a provider with an existing business relationship with the client’s new management team. Although the scope of work was reduced beginning in March, InnerWorkings expects to continue serving a portion of this client’s business on a going forward basis.

The reduction in full year guidance is partially offset by the acquisition of DB Studios, Inc., which was completed in late March 2013. A California-based distributor of permanent POP displays and retail fixtures, DB Studios’ clients include major retail and consumer package goods brands. The acquisition provides InnerWorkings with creative, design, engineering, and prototyping capabilities, which are critical in the permanent display world. DB Studios is expected to contribute approximately $20 million of revenue for the balance of 2013.

“While we are disappointed by the revenue loss from a major client, we understand this risk presents itself when a client undergoes a change in control. We look forward to continuing to deliver excellent service and savings for them, albeit in a new reduced role,” said Eric Belcher, Chief Executive Officer of InnerWorkings. “Importantly, our new business pipeline remains strong and we fully expect to achieve our new business growth targets for the year.”

InnerWorkings expects to report first quarter 2013 revenue in the range of $204 to $207 million, and diluted GAAP earnings per share in the range of $.01 to $.03. The Company will provide further details when it announces its full first quarter 2013 results after the financial markets close on Thursday, May 9, 2013.  Eric Belcher, Chief Executive Officer, and Joseph Busky, Chief Financial Officer, will host a live webcast presentation on the first quarter results at 10:00 a.m. CDT (11:00 a.m. EST) on Friday, May 10, 2013.

The phone number to access the conference call is (877) 771-7024. A live webcast of the call will be available through the Investor "Events & Presentations" section of InnerWorkings' website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later that day in the same location.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of the Form 10-K we recently filed with the SEC.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,400 individuals, and maintains 49 global offices. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

FOR MORE INFORMATION CONTACT:

Brad Moore

(312) 277-1510

bmoore@inwk.com